Exhibit 10.24

[***] INDICATES THAT CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE OF THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

Manufacturing Management System Development Agreement

GLAAM Co., Ltd. (hereinafter referred to as “GLAAM”) and Powergen Co., Ltd. (hereinafter referred to as “Powergen”) shall enter into an agreement for the “Annual Development Service Project” (hereinafter referred to as “System”) of GLAAM (the “Agreement”) as follows.

Summary of the Agreement

1.	Parties to the Agreement

(1) Service Orderer : GLAAM

(2) Service Provider : Powergen

2.	Agreement Purpose : Establishment of Total Manufacturing Management System for GLAAM

3.	Service Price : KRW 350,000,000 (Excl. VAT)

4.	Service Term : August 1, 2022 – July 31, 2023 (1 Year)

(1) 1st Phase (Design/Development) : August 1, 2022 – December 31, 2022

(2) 2nd Phase (Stabilization): January 1, 2023 – July 31, 2023

5.	Payment :

(1) 1st Phase (Design/Development): KRW 200,000,000 within March 31, 2023 (Excl. VAT)

(2) 2nd Phase (Stabilization): KRW 150,000,000 within October 31, 2023 (Excl. VAT)

Cash payment within 90 days of the invoice receipt

6.	Service Scope

(1) Purpose: Establishment of Manufacturing Management System for GLAAM

(2) Service Contents

Analysis and Designing of Manufacturing Works

•	Establishment of the customized and packaged System on the intranet basis; and

•	Stabilization and operation of the System.

Article 1 (Purpose)

The purpose of this Agreement is to establish the respective rights and obligations of Powergen to provide GLAAM with services for the development of the System, and GLAAM to pay consideration for Powergen’s services.

Article 2 (Service Term)

The term of this Agreement shall be from August 1, 2022 to July 31, 2023 (the “Service Term”), and any change in the term shall be subject to prior consultation in writing by both parties.

Article 3 (Scope and Labor)

1.	The scope of this Agreement shall be the completion of services for the design, development and stabilization of the System (the “Services”).

2.	Powergen shall provide personnel on a monthly basis to perform the Services under this Agreement.

3.

The number of Powergen’s personnel referenced in Paragraph 2 may be adjusted by consultation between GLAAM and Powergen at the request of GLAAM, whereby GLAAM shall consult Powergen regarding any proposed adjustments one month in advance.

Article 4 (Amount and Payment for Agreement)

1.

The aggregate amount of this contract shall be KRW 350 million (KRW 350,000,000/VAT excluded), including expenses (food, transportation, etc.) for the daily performance of work (the “Agreement Amount”).

2.

Powergen shall provide GLAAM an invoice as soon as reasonably possible after completing each phase of the service proceedings according to the billing terms below, and GLAAM shall pay Powergen in cash within 90 days of the date of receipt of the invoice.

3.	Terms of Payment

(KRW /Excl. VAT)

Phase	Amount	Timing of Invoice Issuance	Remark
1st Phase Design/Development	KRW 200,000,000	Due after completion of the 1st Phase

2nd Phase Stabilization	KRW 150,000,000	Due after completion of the 2nd Phase

Article 5 (Good Faithfulness)

Powergen shall use its best efforts to operate and develop the System in accordance with the System development method and within the Service Term.

Article 6 (Ownership of Deliverables)

All title, license, intellectual property rights and other rights in the deliverables produced in connection with the performance of this Agreement shall be owned by GLAAM.

Article 7 (Confidentiality)

1.

All information communicated to each party in connection with the performance of this Agreement (“Confidential Information”), whether prior to the effective date of this Agreement or during the term of this Agreement, shall be held in strict confidence and shall be used solely for the purposes of the completion of this Agreement.

2.	Confidential information shall not to be disclosed to any third party without the prior written consent of the other party.

3.

This obligation of confidentiality shall cease when the confidential information becomes public knowledge, and the obligations in this Article shall survive any cancellation or termination of this Agreement.

Article 8 (Limitation of Obligation)

Neither GLAAM nor Powergen shall be liable if the performance of this Agreement is prevented by acts of God, national emergency, riot, war, terrorism, governmental action, court order, or other force majeure events beyond the control of GLAAM or Powergen.

Article 9 (Terminationent)

1.

If either GLAAM or Powergen experience any of the following events, GLAAM or Powergen may terminate this Agreement if such event is not cured within fifteen (15) days after giving written notice of such cure:

(1)	If GLAAM is delinquent in payment for the Services and remains delinquent for more than 30 days after receiving the notice of cure from Powergen.

(2)	If GLAAM’s credit status significantly deteriorates to the point where it is unable to pay for the Services due to garnishment, attachment, or similar circumstances.

(3)	If the breach of the terms of this Agreement significantly impairs the fulfillment of the purpose of the Agreement.

2.

Either party may terminate this Agreement at any time in the event of the other party’s bankruptcy, liquidation, company reorganization or dissolution proceedings and similar proceedings such as debt settlement.

3.	GLAAM immediately terminates this Agreement if GLAAM determines that Powergen has been negligent in performing the Services or has caused significant interference with GLAAM’s business.

Article 10 (Effect of Termination)

1.	This agreement shall terminate on the date when the notice of termination, as specified in Article 9, is received by the other party.

2.	Upon termination of this Agreement, each party shall take appropriate measures to cease performance of this Agreement and minimize expenditures.

Article 11 (Indemnification)

If GLAAM’s damages are caused by Powergen’s breach of the service period, breach of the service regulations of Powergen’s development personnel, or termination of the Agreement due to other reasons attributable to Powergen, GLAAM may claim damages from Powergen, not exceeding the payment amount for the applicable month under Article 4.

Article 12 (Interpretation and Change of Contents of Agreement)

Matters not specified in this Agreement shall be agreed upon by GLAAM and Powergen in accordance with general business practice, and may be changed by mutual consultation in the event of a change in the Agreement.

Article 13 (Jurisdictional Courts)

Venue for any litigation relating to this Agreement shall be in the court of competent jurisdiction of GLAAM’s principal location of business.

This Agreement shall be executed in two (2) counterparts, one (1) of which shall be signed and sealed by GLAAM and Powergen, and one (1) of which shall be retained as evidence of the execution of this Agreement.

August 1, 2022

Company Name : GLAAM Co., Ltd.	Company Name : Powergen Co., Ltd.

Address: 298-42, Cheongbukjungang-ro,	Address: #1305, 13F, Building A, 114 Beobwon-ro,
Pyeongtaek-si, Gyeonggi-do, ROK	Songpa-gu, Seoul, ROK

Representative Director: /s/ Keong Rae Kim	Representative Director: /s/ Jung Gyu Lee

ANNEX A

Project schedule

[***]

ANNEX B

Development costs

[***]

ANNEX C

System development scope

[***]